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                                                          Exhibit 11.1

                 Renal Treatment Centers, Inc. and Subsidiaries

                  COMPUTATION OF NET INCOME PER COMMON SHARE
              AND NET INCOME PER COMMON SHARE--ASSUMING DILUTION

        for the three and nine months ended September 30, 1997 and 1996


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
                                                                    Three Months Ended                       Nine Months Ended
                                                                      September 30,                            September  30,
                                                                 1997               1996                1997                  1996
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
Reconciliation of numerator:
Net income for use in computing net income per
   common share                                                  $ 4,761,589   $ 2,195,242          $13,330,795       $ 6,851,148
Add back interest on note, tax effected                                 ----        53,206               34,122           183,580
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Adjusted net income for use in computing net
   income per common share--assuming dilution                    $ 4,761,589   $ 2,248,448          $13,364,917       $ 7,034,728
====================================================================================================================================

Reconciliation of denominator
Weighted average number of shares outstanding for
   use in computing net income per common share                   25,027,188    24,300,036           24,835,009        24,164,022

Weighted average shares assumed issued upon conversion
   of note                                                              ----       519,097              163,705           598,095

Dilutive effect of outstanding stock options                       1,252,881     1,005,929            1,138,979           997,580
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Weighted average number of common shares and equivalents
   outstanding--assuming dilution                                 26,280,069    25,825,062           26,137,693        25,759,697
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Net income per common share                                      $      0.19   $      0.09          $      0.54       $      0.28
====================================================================================================================================

Net income per common share--assuming dilution                   $      0.18   $      0.09          $      0.51       $      0.27
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